Exhibit 23.2

May 8
~~April~~ __, 2012

EMC Metals Corp.
501 - 1430 Greg Street
Sparks, Nevada
USA 89431

Re: EMC Metals Corp. (the "Company")
Registration Statement on Form S-1 (t he "Regist rat i on St atement ")

I refer to the report entitled "*NI 43-101 Technical Report on Nyngan Gilgai Scnadium Project- Jervois Mining Limited – Nyngan New South Wales, Australia*" (the "**Report**") on which I am named as having prepared or contributed to the preparation of such Report, which Report is referenced in the Registration Statement and documents incorporated by reference therein.

This letter is being filed as my consent to the use of my name and the Report in the Registration Statement and in documents incorporated by reference therein.

I confirm that I have read the relevant portions of the Registration Statement and I have no reason to believe that there are any misrepresentations that are derived from the Report referred to above or that are within my knowledge as a result of the services I performed in connection with such Report.

I consent to the filing of this consent with the United States Securities and Exchange Commission as part of the Company's Form S-1 and any amendment thereto, including post-effective amendments.

Yours truly,

Per: ______________________
Maxel Franx Rangott, BSc.